INFORMEDICS, INC.

                                                     EXHIBIT 11


                           SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE



                                                                                            1995                        1994
     PRIMARY

     Net Income (Loss)                                                                     $(1,177,490)                  $   168,429
                                                                                   ======================      =====================

     Weighted average number of common shares outstanding                                    2,635,368                     2,626,519

     Add:  Weighted average number of shares of common stock equivalents (1)                     ----                         64.339
                                                                                   ----------------------      ---------------------

     Weighted average number of shares used in calculation of primary earnings
     per share                                                                               2,635,368                    2,690,858
                                                                                   ======================      =====================

     Earnings (Loss) Per Share - Primary                                                       $ (0.45)                     $   0.06
                                                                                   ======================      =====================

     FULLY DILUTED
     Net Income (Loss)                                                                     $(1,177,490)                   $  168,429
                                                                                   ======================      =====================

     Weighted average number of common shares
        outstanding                                                                          2,635,368                    2,626,519

     Add:  Weighted average number of shares of
        common stock equivalents (2)                                                             ----                        80,620
                                                                                   ----------------------      ---------------------

     Weighted average number of shares used in
        calculation of fully diluted earnings per share                                      2,635,368                    2,707,139
                                                                                   ======================      =====================

     Earnings (Loss) Per Share - Fully Diluted                                                $  (0.45)                     $   0.06
                                                                                   ======================      =====================


(1) Common stock issuable under the 1983 and 1988 employee stock option plans pursuant to stock options and common stock issuable under stock warrants outstanding, less the number of shares assumed to be purchased with the proceeds of the exercises of the stock options and stock warrants using the average market price of the Company's common stock. Common stock equivalents are excluded from the calculation of net loss per share for the year ended October 31, 1995, as they are antidilutive.

(2) Common stock issuable under the 1983 and 1988 employee stock option plans pursuant to stock options and common stock issuable under stock warrants outstanding, less the number of shares assumed to be purchased with the proceeds of the exercises of the stock options and stock warrants using the average market price (or year-end market price if higher than the average market price) of the Company's common stock. Common stock equivalents are excluded from the calculation of net loss per share for the year ended October 31, 1995, as they are antidilutive.